FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
July 27, 2012		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. ANNOUNCES UNAUDITED
SECOND QUARTER AND YEAR TO DATE 2012 RESULTS

Company reports profitable quarter and first six months
Year to date combined net interest income and noninterest income grows 8.3%
Asset quality trends continue to improve

ANN ARBOR, MI - United Bancorp, Inc. (UBMI) reported consolidated net income of $785,000, or $0.04 per share of common stock, for the second quarter of 2012, compared to consolidated net income of $361,000, or $0.01 per share of common stock, for the second quarter of 2011. Consolidated net income for the first six months of 2012 was $1.6 million, or $0.08 per share of common stock, compared to consolidated net income of $720,000, or $0.01 per share of common stock, for the first six months of 2011.

Robert K. Chapman, President and Chief Executive Officer of United Bancorp, Inc. ("United" or the "Company"), commented, "We are pleased to report another profitable quarter, and are cautiously optimistic that we are returning to sustained profitability as a result of our strong core earnings and a continued reduction in loan losses."

Mr. Chapman noted that United's double-digit increases in noninterest income continue to be a significant driver of the Company's improved earnings. Total noninterest income for the quarter and six month periods ended June 30, 2012 was up 20.1% and 20.6%, respectively, compared to the same periods of 2011. He indicated that noninterest income represented 41.1% and 39.9%, respectively, of the Company's combined net interest income and noninterest income for the three and six months ended June 30, 2012, compared to 36.9% and 35.8%, respectively, for the same periods of 2011.

This growth was driven, in part, by increased loan originations, both of residential mortgages and commercial loans. The opening of the Company's loan production office in Brighton, Michigan in December 2011 has contributed to this increase in lending activity, and in the second quarter of 2012, the Company received approval from its regulators to convert its loan production office in Brighton to a full-service banking office. United continues to pursue lending opportunities in existing and adjacent markets, and opened a loan production office within the City of Monroe, Michigan in July 2012.

Improved asset quality trends have allowed United to reduce its levels of provision for loan losses during 2012. The Company's provision for loan losses for the second quarter and first six months of 2012 was $2.55 million and $4.65 million, respectively, down from $3.1 million and $5.9 million, respectively, for the same periods of 2011, and exceeded net charge-offs for all four periods. Net charge-offs for the second quarter of 2012 were at the lowest quarterly level since the second quarter of 2008, and net charge-offs for the six months ended June 30, 2012 were down 44% from the same period of 2011.

The Company's ratio of allowance for loan losses to total loans was 3.83% and the ratio of allowance for loan losses to nonperforming loans was 85.4% at June 30, 2012, compared to 3.66% and 80.0%, respectively, at December 31, 2011 and 4.41% and 81.2%, respectively, at June 30, 2011. The Company's allowance for loan losses increased by $1.5 million from December 31, 2011 to June 30, 2012, but decreased by $3.3 million from June 30, 2011 to June 30, 2012.

On June 19, 2012, the United States Department of the Treasury sold all 20,600 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Liquidation Preference Amount $1,000 per share in a modified dutch auction. The Company did not receive any proceeds from the sale of the preferred shares. The sale of the preferred shares did not result in any accounting entries on the books of the Company and did not change the Company's capital position. The Company incurred $299,000 of legal and accounting costs related to the sale of the Preferred Shares in the second quarter of 2012.The Company issued the preferred shares to Treasury on January 16, 2009 as part of Treasury's Troubled Asset Relief Program Capital Purchase Program in a private placement exempt from the registration requirements of federal and state securities laws. On July 18, 2012, the Company repurchased from Treasury for $38,000 a Warrant to purchase 311,492 shares of Company common stock. The Warrant was issued to Treasury in connection with the Company's participation in the TARP Capital Purchase Program.

Mr. Chapman noted that as a result of these transactions, the Company no longer has any obligation to Treasury in connection with the TARP Capital Purchase Program and the Company is no longer subject to certain requirements of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, leaving the Company with greater flexibility to manage its business and affairs and eliminating the management time and expenses which were required to comply with these provisions.

Results of Operations

The Company's consolidated net income was $785,000 in the second quarter of 2012 and $1.6 million for the six months ended June 30, 2012, compared to $361,000 and $720,000, respectively, for the same periods of 2011. Net income per common share for the three and six months ended June 30, 2012 was $0.04 and $0.08, respectively, up from $0.01 per common share for both comparable periods of 2011. Return on average assets was 0.36% and 0.37%, respectively, for the second quarter and first six months of 2012, compared to 0.17% for both of the comparable periods of 2011. Return on average shareholders' equity was 3.35% and 3.48%, respectively, for the second quarter and first six months of 2012, compared to 1.55% and 1.56%, respectively, for the same periods of 2011.

The Company's combined net interest income and noninterest income was up 7.8% in the second quarter and 8.3% in the first six months of 2012 compared to the same periods of 2011. While some categories of noninterest income decreased in the second quarter and first half of 2012 compared to the same periods of 2011, large increases in income from loan sales and servicing offset the decreases. Total noninterest income for the quarter and six month periods ended June 30, 2012 was up 20.1% and 20.6%, respectively, compared to the same periods of 2011.

The Company's noninterest expenses for the three and six month periods ended June 30, 2012 were up 7.6% and 9.6%, respectively, from the comparable periods of 2011. The largest dollar increases were in compensation expense, attorney, accounting and other professional fees, and expenses related to other real estate owned and other foreclosed properties.

Expenses related to salaries and employee benefits increased by 9.5% and 9.4%, respectively, in the second quarter and first six months of 2012 compared to the same periods of 2011. The increase reflects, in part, continued higher levels of commissions and other compensation costs related to the generation of income from loan sales and servicing. In addition, the Company has increased its staffing levels modestly to accommodate its anticipated future expansion, including expansion into Livingston County, and salary increases were reinstated effective April 1, 2011. However, the Company did not pay or accrue any cash bonus or other payout to executive officers or non-commissioned employees under its bonus plans in 2011 or the first six months of 2012.

The Company's provision for loan losses for the second quarter and first six months of 2012 was $2.55 million and $4.65 million, respectively, down from $3.1 million and $5.9 million for the same periods of 2011, and exceeded net charge-offs for all four periods.

Balance Sheet

Total consolidated assets of the Company were $884.2 million at June 30, 2012, compared to $885.0 million at December 31, 2011 and $862.1 million at June 30, 2011. Total portfolio loans of $577.3 million increased by $13.6 million in the first six months of 2012, and by $2.0 million since June 30, 2011. The Company generally sells its fixed rate long-term residential mortgages on the secondary market, and retains adjustable rate mortgages in its loan portfolio.

While the Company's total portfolio loans have increased by $2.0 million, or 0.3%, since June 30, 2011, the balance of loans serviced for others has increased by $87.7 million, or 12.4%, during the same time period. The Company continues to hold elevated levels of investments, federal funds sold and cash equivalents in order to protect the balance sheet during this prolonged period of economic uncertainty. United's balances in federal funds sold and other short-term investments were $57.6 million at June 30, 2012, compared to $91.8 million at December 31, 2011 and $95.7 million at June 30, 2011. Securities available for sale of $191.9 million at June 30, 2012 were up $18.7 million from December 31, 2011 levels and have increased by $43.9 million since June 30, 2011.

Total deposits of $761.4 million at June 30, 2012 were down $3.5 million from $764.9 million at December 31, 2011, with all of the decrease in interest bearing deposit balances. The majority of the Bank's deposits are derived from core client sources, relating to long-term relationships with local individual, business and public clients. Public clients include local government and municipal bodies, hospitals, universities and other educational institutions. As a result of its strong core funding, the Company's cost of interest-bearing deposits was 0.65% and 0.66% for the second quarter and first six months of 2012, respectively, down from 0.87% and 0.89% for the same periods of 2011.

Asset Quality

The Company's ratio of allowance for loan losses to total loans was 3.83% and the ratio of allowance for loan losses to nonperforming loans was 85.4% at June 30, 2012, compared to 3.66% and 80.0%, respectively, at December 31, 2011 and 4.41% and 81.2%, respectively, at June 30, 2011. The Company's allowance for loan losses increased by $1.5 million from December 31, 2011 to June 30, 2012, but declined by $3.3 million from June 30, 2011 to June 30, 2012. Net charge-offs of $1.5 million for the second quarter of 2012 were at the lowest quarterly level since the second quarter of 2008.

Within the Company's loan portfolio, $25.9 million of loans were considered nonperforming at June 30, 2012, compared to $25.8 million at December 31, 2011 and $31.2 million at June 30, 2011. Total nonperforming loans as a percent of total portfolio loans decreased from 4.57% at the end of 2011 and 5.43% at June 30, 2011 to 4.48% at June 30, 2012. For purposes of this presentation, nonperforming loans consist of nonaccrual loans and accruing loans that are past due 90 days or more, and exclude accruing restructured loans. Balances of accruing restructured loans at June 30, 2012, December 31, 2011 and June 30, 2011 were $18.9 million, $21.8 million and $18.9 million, respectively.

Capital Management

In December, 2010, the Company closed its public offering of 7,583,800 shares of common stock. The net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, were approximately $17.1 million. The Company has contributed $12.0 million of the net proceeds of the offering to the capital of the Bank to increase the Bank's capital and regulatory capital ratios. As a result of the additional capital, the Bank was in compliance with the capital requirements of its MOU with the FDIC and OFIR at December 31, 2010 and 2011, and June 30, 2012. At June 30, 2012, the Bank's Tier 1 capital ratio was 9.35%, and its ratio of total capital to risk-weighted assets was 15.50%. At June 30, 2012, the Bank was categorized as well-capitalized under applicable regulatory guidelines.

About United Bancorp, Inc.

United Bancorp, Inc. is a community-based financial services company located in Washtenaw, Lenawee, Livingston and Monroe Counties in Michigan. United Bank & Trust is the Company's only subsidiary, and the Bank provides financial solutions to its clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. For more information, visit the Company's website at www.ubat.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "trends," "continue," "cautiously optimistic," "returning," "uncertainty," "opportunities" and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to asset and credit quality trends, future levels of profitability, future levels of other real estate owned and other foreclosed properties and related expenses, loan demand, and future expansion of the Company, including the benefits to the Company of expansion into new markets. All statements referencing future time periods are forward-looking.

Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including mortgage servicing rights and deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated or that other real estate owned can be sold at its carrying value or at all. Our ability to fully comply with all of the provisions of our memorandum of understanding, successfully implement new programs and initiatives, increase efficiencies, utilize our deferred tax asset, address regulatory issues, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on United Bancorp, Inc., specifically, are also inherently uncertain. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2011. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Non-GAAP Financial Information

This press release includes disclosures about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets. These disclosures are non-GAAP financial measures. For additional information about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets, please see the unaudited consolidated financial statements and related footnotes that follow.

Unaudited Consolidated Financial Statements Follow.

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Balance Sheet Data (Unaudited)

Dollars in thousands	June 30,	Mar. 31,		Dec. 31,		June 30,
Period-end Balance Sheet	2012	2012	Change	2011	Change	2011	Change
Assets
Cash and due from banks	$16,225	$15,109	$1,116	$15,798	$427	$13,600	$2,625
Interest bearing bal. with banks	57,591	96,386	(38,795)	91,428	(33,837)	95,708	(38,117)
Federal funds sold	-	-	-	366	(366)	-	-
Total cash & cash equivalents	73,816	111,495	(37,679)	107,592	(33,776)	109,308	(35,492)

Securities available for sale	191,886	183,416	8,470	173,197	18,689	148,008	43,878
FHLB Stock	2,571	2,571	-	2,571	-	2,571	-
Loans held for sale	10,349	11,719	(1,370)	8,290	2,059	2,544	7,805

Portfolio loans
Personal	108,556	103,395	5,161	103,405	5,151	107,642	914
Business (1)	346,135	347,765	(1,630)	337,178	8,957	342,411	3,724
Residential mortgage	83,444	82,759	685	83,072	372	83,632	(188)
Construction & development	38,656	41,220	(2,564)	39,721	(1,065)	41,261	(2,605)
Deferred fees and costs	488	369	119	326	162	350	138
Total portfolio loans	577,279	575,508	1,771	563,702	13,577	575,296	1,983
Allowance for loan losses	22,097	21,048	1,049	20,633	1,464	25,370	(3,273)
Net loans	555,182	554,460	722	543,069	12,113	549,926	5,256

Premises and equipment, net	10,793	10,756	37	10,795	(2)	10,850	(57)
Bank owned life insurance	14,028	13,923	105	13,819	209	13,603	425
Other assets	25,527	26,110	(583)	25,676	(149)	25,289	238
Total Assets	$884,152	$914,450	$(30,298)	$885,009	$(857)	$862,099	$22,053

Liabilities
Deposits
Non-interest bearing	$161,307	$160,527	$780	$139,346	$21,961	$139,314	$21,993
Interest bearing	600,081	631,970	(31,889)	625,510	(25,429)	598,214	1,867
Total deposits	761,388	792,497	(31,109)	764,856	(3,468)	737,528	23,860
FHLB advances outstanding	23,775	24,035	(260)	24,035	(260)	27,068	(3,293)
Other liabilities	3,876	3,653	223	2,344	1,532	3,439	437
Total Liabilities	789,039	820,185	(31,146)	791,235	(2,196)	768,035	21,004
Shareholders' Equity	95,113	94,265	848	93,774	1,339	94,064	1,049
Total Liabilities and Equity	$884,152	$914,450	$(30,298)	$885,009	$(857)	$862,099	$22,053

		Three months ended June 30,			Six months ended June 30,
Average Balance Data		2012	2011	% Change	2012	2011	% Change
Total loans		$588,108	$577,662	1.8%	$586,897	$583,784	0.5%
Earning assets		850,277	830,838	2.3%	848,992	836,300	1.5%
Total assets		888,830	869,523	2.2%	890,911	873,534	2.0%
Deposits		765,490	742,171	3.1%	769,818	747,418	3.0%
Shareholders' Equity		94,414	93,409	1.1%	94,073	93,130	1.0%

Asset Quality
Net charge offs		$1,501	$2,924	-48.7%	$3,186	$5,693	-44.0%
Non-accrual loans		25,634	28,099	-8.8%
Non-performing loans		25,876	31,237	-17.2%
Non-performing assets		29,268	36,204	-19.2%
Nonperforming loans/total loans		4.48%	5.43%	-17.4%
Nonperforming assets/total assets		3.31%	4.20%	-21.2%
Allowance for loan loss/total loans		3.83%	4.41%	-13.2%
Allowance/nonperforming loans		85.4%	81.2%	5.1%

(1)	Business loans include commercial mortgages and tax exempt loans

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Income Statement and Performance Data (Unaudited)

Dollars in thousands except per share data	Three months ended June 30,			Six months ended June 30,
Consolidated Income Statement	2012	2011	% Change	2012	2011	% Change
Interest Income
Interest and fees on loans	$7,852	$8,131	-3.4%	$15,778	$16,335	-3.4%
Interest on investment securities	863	893	-3.4%	1,716	1,704	0.7%
Interest on fed funds sold & bank balances	43	67	-35.8%	97	141	-31.2%
Total interest income	8,758	9,091	-3.7%	17,591	18,180	-3.2%

Interest Expense
Interest on deposits	985	1,309	-24.8%	2,041	2,719	-24.9%
Interest on short term borrowings	-	-	100.0%	-	11	-100.0%
Interest on FHLB advances	207	257	-19.5%	415	523	-20.7%
Total interest expense	1,192	1,566	-23.9%	2,456	3,253	-24.5%
Net Interest Income	7,566	7,525	0.5%	15,135	14,927	1.4%
Provision for loan losses	2,550	3,100	-17.7%	4,650	5,900	-21.2%
Net Interest Income After Provision	5,016	4,425	13.4%	10,485	9,027	16.2%

Noninterest Income
Service charges on deposit accounts	449	511	-12.1%	882	1,014	-13.0%
Trust & Investment fee income	1,311	1,291	1.5%	2,536	2,554	-0.7%
Gains on securities transactions	-	-	0.0%	4	-	0.0%
Income from loan sales and servicing	2,592	1,619	60.1%	4,496	2,930	53.4%
ATM, debit and credit card fee income	559	556	0.5%	1,066	1,069	-0.3%
Income from bank-owned life insurance	106	107	-0.9%	210	212	-0.9%
Other income	261	311	-16.1%	842	541	55.6%
Total noninterest income	5,278	4,395	20.1%	10,036	8,320	20.6%

Noninterest Expense
Salaries and employee benefits	5,221	4,767	9.5%	10,222	9,342	9.4%
Occupancy and equipment expense	1,320	1,291	2.2%	2,638	2,543	3.7%
External data processing	267	329	-18.8%	514	649	-20.8%
Advertising and marketing expenses	184	158	16.5%	377	318	18.6%
Attorney & other professional fees	770	433	77.8%	1,238	866	43.0%
Director fees	97	101	-4.0%	195	203	-3.9%
Expenses relating to ORE property and foreclosed assets	183	254	-28.0%	1,116	511	118.4%
FDIC Insurance premiums	296	302	-2.0%	591	733	-19.4%
Other expense	810	866	-6.5%	1,426	1,554	-8.2%
Total noninterest expense	9,148	8,501	7.6%	18,317	16,719	9.6%
Income Before Federal Income Tax	1,146	319	259.2%	2,204	628	251.0%
Federal income tax (benefit)	361	(42)	-959.5%	577	(92)	-727.2%
Net Income	$785	$361	117.5%	$1,627	$720	126.0%

Performance Ratios
Return on average assets	0.36%	0.17%	0.19%	0.37%	0.17%	0.20%
Return on average equity	3.35%	1.55%	1.80%	3.48%	1.56%	1.92%
Pre-tax, pre-provision ROA (1)	1.67%	1.57%	0.10%	1.55%	1.51%	0.04%
Net interest margin (FTE)	3.62%	3.69%	-0.06%	3.63%	3.65%	-0.02%
Efficiency ratio	70.7%	70.7%	0.04%	72.2%	71.2%	0.99%

Common Stock Performance
Basic & diluted earnings per share	$0.04	$0.01		$0.08	$0.01	$0.07
Book value per share				$5.88	$5.81	$0.07
Tangible book value per share				5.88	5.81	0.07
Market value per share (2)				3.40	3.25	0.15

United Bancorp, Inc. and Subsidiary
Trends of Selected Consolidated Financial Data (Unaudited)

Dollars in thousands except per share data	2012		2011
Balance Sheet Data	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Period-end:
Portfolio loans	$577,279	$575,508	$563,702	$577,600	$575,296
Total loans	587,628	587,227	571,992	585,309	577,840
Allowance for loan losses	22,097	21,048	20,633	24,357	25,370
Earning assets	839,188	869,231	839,554	852,245	824,127
Total assets	884,152	914,450	885,009	894,405	862,099
Deposits	761,388	792,497	764,856	775,529	737,528
Shareholders' Equity	95,113	94,265	93,774	91,806	94,064
Average:
Total loans	$588,108	$585,686	$582,956	$583,042	$577,662
Earning assets	850,277	851,836	841,457	836,529	830,838
Total assets	888,830	894,346	881,480	876,095	869,523
Deposits	765,490	773,977	762,706	752,355	742,171
Shareholders' Equity	94,414	93,732	92,122	94,159	93,409

Income Statement Summary
Net interest income	$7,566	$7,569	$7,687	$7,437	$7,525
Non-interest income	5,278	4,758	4,635	4,256	4,395
Non-interest expense	9,148	9,169	8,815	9,084	8,501
Pre-tax, pre-provision income (1)	3,696	3,158	3,507	2,609	3,419
Provision for loan losses	2,550	2,100	250	6,000	3,100
Federal income tax	361	216	960	(1,291)	(42)
Net income (loss)	785	842	2,297	(2,100)	361
Basic & diluted income (loss) per share	$0.04	$0.04	$0.16	$(0.19)	$0.01

Performance Ratios and Liquidity
Return on average assets	0.36%	0.38%	1.03%	-0.95%	0.17%
Return on average common equity	3.35%	3.61%	9.89%	-8.85%	1.55%
Pre-tax, pre-provision ROA (1)	1.67%	1.42%	1.59%	1.19%	1.57%
Net interest margin (FTE)	3.62%	3.62%	3.67%	3.58%	3.69%
Efficiency ratio	70.7%	73.8%	70.9%	77.0%	70.7%
Ratio of loans to deposits	75.8%	72.6%	73.7%	74.5%	78.0%

Asset Quality
Net charge offs	$1,501	$1,685	$3,974	$7,013	$2,924
Non-accrual loans	25,634	25,958	25,754	29,392	28,099
Non-performing loans	25,876	25,971	25,785	29,778	31,237
Non-performing assets	29,268	29,455	29,454	34,079	36,204
Nonperforming loans/portfolio loans	4.48%	4.51%	4.57%	5.16%	5.43%
Nonperforming assets/total assets	3.31%	3.22%	3.33%	3.81%	4.20%
Allowance for loan loss/portfolio loans	3.83%	3.66%	3.66%	4.22%	4.41%
Allowance/nonperforming loans	85.4%	81.0%	80.0%	81.8%	81.2%

Market Data for Common Stock
Book value per share	$5.88	$5.82	$5.78	$5.63	$5.81
Market value per share (2)
High	3.55	3.45	2.80	3.50	3.75
Low	3.25	2.49	2.20	2.90	3.00
Period-end	3.40	3.35	2.50	2.95	3.25
Period-end shares outstanding	12,707	12,699	12,697	12,697	12,692
Average shares outstanding	12,701	12,697	12,697	12,696	12,692

Trends of Selected Consolidated Financial Data (continued)

	2012		2011
Capital and Stock Performance	1st Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Tier 1 Leverage Ratio	9.9%	9.8%	9.9%	9.6%	10.1%
Tangible common equity to total assets	8.4%	8.1%	8.3%	8.0%	8.6%
Total capital to risk-weighted assets	16.4%	16.3%	16.5%	15.6%	16.6%
Period-end common stock market price/book value	57.8%	57.6%	43.2%	52.4%	55.9%

(1)
In an attempt to evaluate the trends of net interest income, noninterest income and noninterest expense, the Company calculates pre-tax, pre-provision income ("PTPP Income") and pre-tax, pre-provision return on average assets ("PTPP ROA"). PTPP Income adjusts net income by the amount of the Company's federal income tax (benefit) and provision for loan losses, which is excluded because its level is elevated and volatile in times of economic stress. PTPP ROA measures PTPP Income as a percent of average assets. While this information is not consistent with, or intended to replace, presentation under generally accepted accounting principles, it is presented here for comparison.

Management believes that PTPP Income and PTPP ROA are useful and consistent measures of the Company's earning capacity, as these financial measures enable investors and others to assess the Company's ability to generate capital to cover credit losses through a credit cycle, particularly in times of economic stress.

(2)	Market value per share is based on the last reported transaction on OTCBB before period end.